Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Nick VandenBrekel)

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 1st day of February, 2008 (the “Effective Date”) by and between NICHOLAS VANDENBREKEL, an individual (“Employee”) and SEQUIAM CORPORATION AND SUBSIDIARIES a California corporation (“Sequiam”); with reference to the following recitals:

A.            Employee is employed by Sequiam, pursuant to an amended and restated employment agreement dated October 1, 2002 (the “Sequiam Agreement”).

B.            Employee and Sequiam agree that is in the best interest of the parties to amend and restate the employment agreement with Sequiam.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Employee and Sequiam hereby agree as follows:

1.            Employment.  Sequiam hereby employs Employee and hereby affirms, renews and extends the employment of Employee as the President and Chief Executive Officer of Sequiam and Employee hereby affirms, renews and accepts such employment, for the “Term” (as defined in Section 3 below), upon the terms and conditions set forth herein. This Agreement constitutes an amendment and restatement of Sequiam Agreement in its entirety, and as of the Effective Date hereof, the terms, conditions and other provisions of this Agreement shall supersede all terms, conditions and other provisions of the Sequiam Agreement.

2.            Duties.  During the Term, Employee shall serve Sequiam faithfully, diligently and to the best of his ability, under the direction of the Board of Directors of Sequiam.  Employee shall render such services during the Term at the Corporation’s principal place of business, as Sequiam may from time to time reasonably require of him, and shall devote that portion of his business time as defined in Section 5 below to the performance thereof.  Employee shall have those duties and powers as generally pertain to the respective office, subject to the control of the Board of Directors of Sequiam.  The precise services and duties that Employee is obligated to perform hereunder may from time to time be changed, amended, extended or curtailed by the Board of Directors of Sequiam.

3.            Term.  The “Term” of this Agreement shall commence on the Effective Date and continue thereafter for a term of two (2) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement.  The Term of this Agreement shall automatically renew for successive one (1) year periods unless, within sixty (60) days of the expiration of the then existing Term, Sequiam or Employee provides written notice to the other party that it elects not to renew the Term.  Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate.

4.            Compensation.

4.1            Salary.  Sequiam shall pay to Employee a total minimum annual salary of Two Hundred Thousand Dollars ($200,000) (the “Minimum Salary”), payable in equal installments at the end of such regular payroll accounting periods as are established by the Corporation, or in such other installments upon which the parties hereto shall mutually agree.  The Minimum Salary shall be paid to Employee by the Corporation, subject to the terms set out below.  In addition, Sequiam may pay additional salary from time to time, and award bonuses in cash, stock or stock options or other property and services, as Sequiam may determine in its sole discretion or pursuant to separate agreements with Employee.

4.2            Benefits.  During the Term, Employee shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts, profit sharing, stock option plans, stock appreciation rights, and other employee benefits, provided by  Sequiam to employees similarly situated.

4.3            Expense Reimbursement.  Sequiam shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Sequiam in the performance of his duties hereunder during the Term, provided that such expenses are adequately documented in accordance with Sequiam’s then customary policies.  Additionally, Sequiam shall collectively pay Employee a total of One Thousand Dollars ($1,000) per month as an automobile allowance.

5.            Other Employment.  Employee shall devote as much of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Sequiam’s business and affairs as is necessary to ensure the success of Sequiam as determined solely by Employee.  Employee may, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business; and nothing herein contained shall prevent or limit the right of Employee to invest any of his surplus funds in the capital stock or other securities of any corporation, company or limited partnership, or whose stock or securities are publicly owned or are regularly traded on any public exchange; nor shall anything herein contained prevent Employee from investing or limit Employee’s right to invest his surplus funds in real estate; nor shall anything herein contained prevent Employee from serving in a volunteer capacity as officer, director, or advisor for professional organizations with which he is affiliated.   Sequiam hereby acknowledges and agrees that Employee may, in good faith, use his discretion in resolving any conflicts between the Related Companies, and Employee shall be entitled to rely upon the direction of the Corporation and the Corporation's Board of Directors to resolve any such conflicts of interest.   Sequiam hereby waives any claim against Employee that may arise as the result of such Employee's service to any other Sequiam, including, without limitation, any breach of fiduciary duty to Sequiam as a result of any conflict of interest, lost business opportunity or unfair business practices.

6.            Indemnification.

6.1            Third Party Actions.  Sequiam hereby indemnifies Employee in the event that Employee is a party, or is threatened to be made a party, to any proceeding (other than an proceeding by or in the right of any Sequiam to procure a judgment in  Sequiam’s favor) by reason of Employee’s status as an officer, director, agent or employee of  Sequiam, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if Employee acted in good faith and in a manner that Employee reasonably believed to be in  Sequiam’s best interests and, in the case of a criminal proceeding, Employee had no reasonable cause to believe Employee’s conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create any presumption that (a) Employee did not act in good faith or in a manner which Employee reasonably believed to be in Sequiam’s best interests or (b) Employee had no reasonable cause to believe that Employee’s conduct was unlawful.

6.2            Successful Defense By Employee.  To the extent that Employee has been successful on the merits in defense of any proceeding referred to in Sections 6.1, or in defense of any claim, issue, or matter therein, Sequiam shall indemnify Employee against expenses actually and reasonably incurred by Employee in connection therewith.

6.3            Advances.  Expenses incurred in defending any proceeding shall be advanced by the Related Companies before the final disposition of such proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amounts if it shall be determined ultimately that Employee is not entitled to be indemnified as authorized in this Section 7.

6.4            Other Contractual Rights.  The indemnification provided by this Section 6 shall be deemed cumulative, and not exclusive, of any other rights to which Employee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.  Nothing in this section shall affect any right to indemnification to which Employee may be entitled by contract or otherwise.

6.5            Insurance.  To the extent available at commercially reasonable rates and limits, Sequiam shall collectively purchase and maintain insurance on behalf of Employee insuring against any liability asserted against or incurred by Employee in any capacity or arising out of Employee’s status as such, whether or not Sequiam has the power to indemnify Employee against that liability under the provisions of this Section 6.

6.6            Survival.  The rights provided by this Section 6 shall survive the expiration or earlier termination of this Agreement pursuant hereto and shall inure to the benefit of Employee’ heirs, executors, and administrators.

6.7            Amendment.  Any amendment, repeal, or modification of Sequiam's articles or bylaws shall not adversely affect Employee’s right or protection existing at the time of such amendment, repeal, or modification.

6.8            Settlements.  Sequiam shall not be liable to indemnify Employee under this Section 6 for (i) any amounts paid in settlement of any action or claim effected without Sequiam’s written consent, which consent shall not be unreasonably withheld, or (ii) any judicial award, if Sequiam was not given a reasonable and timely opportunity to participate, at Sequiam’s expense, in the defense of such action.

6.9            Subrogation.  In the event of payment under this Section 6, Sequiam shall be subrogated to the extent of such payment to all Employee’s rights of recovery; and Employee shall execute all papers required and shall do everything necessary or appropriate to secure such rights, including the execution of any documents necessary or appropriate to Sequiam effectively bringing suit to enforce such rights.

6.10            No Duplication Of Payments.  Sequiam shall not be liable under this Section 6 to make any payment in connection with any claim made against Employee to the extent Employee has otherwise actually received payment, whether under a policy of insurance, agreement, vote, or otherwise, of any amount which is otherwise subject to indemnification under this Section 6.

6.11            Proceedings And Expenses. For the purposes of this Section 6, “proceeding” means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes, without limitation, attorney fees and any expenses of establishing a right to indemnification under this Section 6.

7.            Confidential Information/ Inventions.

7.1            Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in Sequiam's industry or otherwise made public by Sequiam which affects or relates to Sequiam's business, finances, marketing and/ or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law.  Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Sequiam's industry, such item is important, material, and confidential and affects the successful conduct of Sequiam’s business and good will, and that any breach of the terms of this Section 7.1 shall be a material and incurable breach of this Agreement.

7.2            Employee further agrees that all documents and materials furnished to Employee by Sequiam and relating to Sequiam’s business or prospective business are and shall remain the exclusive property of Sequiam as the case may be.  Employee shall deliver all such documents and materials to Sequiam upon demand therefore and in any event upon expiration or earlier termination of this Agreement.  Any payment of sums due and owing to Employee by Sequiam upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Sequiam to withhold any payments due and owing pending return of such documents and materials.

7.3            All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the term of this Agreement, whether or not during working hours, that are within the scope of the business of Sequiam or that relate to or result from any of Sequiam's work or projects or the services provided by Employee to Sequiam pursuant to this Agreement, shall be the exclusive property of Sequiam. Employee agrees to assist Sequiam during the term, at Sequiam’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Sequiam.

8.            Covenant Not to Compete.  Except as expressly permitted in Section 5 above, during the term of this Agreement, Employee shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in by  Sequiam as of the date of this Agreement; (b) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of   Sequiam, or attempting to so solicit or take away; (c) interfering with any contractual or other relationship between   Sequiam and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (d) using, for the benefit of any person or entity other than   Sequiam, any Confidential Information of Sequiam.  The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement and shall extend, and shall remain enforceable against Employee, for the period of one (1) year following the date this Agreement is terminated.  In addition, during the two-year period following such expiration or earlier termination, Employee shall not make or permit the making of any negative statement of any kind concerning Sequiam.

9.            Survival.  Employee agrees that the provisions of Sections 7 and 8 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.

10.            Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Sections 7 and 8 with respect to non-competition, non-solicitation, confidentiality and the Sequiam's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Sequiam irreparable injury for which adequate remedies are not available at law.  Therefore, Employee agrees that the Related Companies shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Section 10.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Related Companies may have at law or in equity.

11.            Termination

11.1            Termination by Employee.  Employee may terminate this Agreement without cause at any time and for any reason upon thirty (30) days notice to Sequiam.  For purposes of this Agreement, the term “cause” for termination by Employee shall be (a) a material breach by  Sequiam of any material covenant or obligation hereunder; or (b) the voluntary or involuntary dissolution of  Sequiam.  The written notice given hereunder by Employee to Sequiam shall specify in reasonable detail the cause for termination, and, in the case of the cause described in (a) above, such termination notice shall not be effective until thirty (30) days after Sequiam’s receipt of such notice, during which time Sequiam shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

11.2            Termination by Sequiam.  Sequiam may terminate its employment of Employee under this Agreement without cause at any time and for any reason upon thirty (30) days notice to Employee.  Sequiam may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee.  For purposes of this Agreement, the term “cause” for termination by Sequiam shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony; (b) the consistent refusal by Employee to perform his material duties and obligations hereunder; or (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations as set forth from time to time in the employee manual.  The written notice given hereunder by Sequiam to Employee shall specify in reasonable detail the cause for termination.  In the case of a termination for the cause described in (a) above, such termination shall be effective upon receipt of the written notice.  In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to  Sequiam's notice and cure the breach or other event giving rise to the termination.

11.3            Severance.  Upon a termination of this Agreement without cause by Employee or with cause by Sequiam, Sequiam shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination.  Upon a termination of this Agreement with cause by Employee or without cause by Sequiam, Sequiam shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination. The accrued compensation due and payable at termination shall bear interest at the lesser of eight percent (8%) per annum or the maximum rate permitted by law until such amounts are paid in full. The “Severance Payment” shall equal the total amount of salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until six months after termination payable in equal installments at the end of such regular payroll accounting periods as are established by the Corporation, or in such other installments upon which the parties hereto shall mutually agree.  Any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s death or termination due to Disability, but in no event later than the expiration date of the option.

12.            Termination Upon Death.  If Employee dies during the term of this Agreement, this Agreement shall terminate, except that Employee’s legal representatives shall be entitled to receive any earned but unpaid compensation due hereunder. Any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s death or termination due to Disability, but in no event later than the expiration date of the option.

13.            Termination Upon Disability.  If, during the term of this Agreement, Employee suffers and continues to suffer from a “Disability” (as defined below), then  Sequiam may terminate this Agreement by delivering to Employee sixty (60) calendar days prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Sequiam.  For the purposes of this Agreement, “Disability” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of ninety (90) calendar days. Any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive’s death or termination due to Disability, but in no event later than the expiration date of the option.

14.            Personnel Policies, Conditions, And Benefits.  Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies and benefit plans which apply generally to Sequiam's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by  Sequiam in its sole discretion.  During the term hereof, Employee shall receive the following:

14.1            Vacation.  Employee shall be entitled to vacation during each year of the term at the rate of five (5) weeks per year; provided that no vacation shall accrue from year to year during the term.

15.            Beneficiaries of Agreement.  This Agreement shall inure to the benefit of Sequiam and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Sequiam as they now or shall exist while this Agreement is in effect.

16.            No Waiver.  No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, or failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

17.            Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

18.            Choice Of Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any conflict-of-laws principles.   Sequiam and Employee hereby consent to personal jurisdiction before all courts in the County of Orange, State of Florida, and hereby acknowledge and agree that Orange County, Florida is and shall be the most proper forum to bring a complaint before a court of law.

19.            Entire Agreement.  This Agreement embodies the whole agreement between the parties hereto and there are no inducements, promises, terms, conditions, or obligations made or entered into by Sequiam or Employee other than contained herein.

20.            Severability.  All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Sections 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

21.            Headings.  The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

SEQUIAM CORPORATION AND SUBSIDIARIES, a California corporation

By:
Bob Aoki, Chairman of the Compensation Committee of the Board of Directors

By:
Jake Smith, Member of the Compensation Committee of the Board of Directors

“Employee”

NICHOLAS VANDENBREKEL, an individual